EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 99 consecutive series or portfolios permitted by the form.

Series Number: 101
Series Name: Davidson Equity Income Fund
Is this the last filing for this series? (Y or N): Y

Series Number: 102
Series Name: Davidson Intermediate Fixed Income Fund
Is this the last filing for this series? (Y or N): Y

Please refer to the Annual Report to Shareholders dated June 30, 2017 to be filed on Form
N-CSR for additional information concerning the Funds.